EXHIBIT 10.47

WEINGARTEN REALTY INVESTORS

2007 REDUCTION IN FORCE

SEVERANCE PAY PLAN

1.	Introduction

Weingarten Realty Investors hereby establishes a severance compensation plan known as the Weingarten Realty Investors 2007 Reduction in Force Severance Pay Plan.  The Plan is intended to be a “severance pay arrangement” within the meaning of Section 3(2)(B) of ERISA and the regulations promulgated thereunder.  This Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company excluding the Weingarten Realty Investors Severance and Stay-Pay Bonus Plan.  This Plan document also is the Summary Plan Description for the Plan.

2.	Definitions

(a) COBRA.  The continuation health coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 4980B of the Code and Sections 601 through 608 of ERISA.

(b) Code.  The Internal Revenue Code of 1986, as amended.

(c) Company.  Weingarten Realty Investors.

(d) ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

(e) Notice of Participation.  The written notification of an employee’s status as an Eligible Employee furnished by the Company pursuant to Section 3(a)(1).

(f) Plan.  This Weingarten Realty Investors 2007 Reduction in Force Severance Pay Plan.

(g) Plan Administrator.  Michael Townsell, Vice President of Human Resources of the Company, shall administer the Plan.

(h) Plan Term.  The period beginning on November 6, 2007 and ending on October 31, 2008.  The Plan shall automatically terminate at the close of business on the last day of the Plan Term and shall thereafter be of no effect.

(i) Separation Date.  The date designated in an Eligible Employee’s Notice of Participation as his or her date of employment termination, which may be the date of such Notice of Participation or any date thereafter.

(j) Severance.  The severance amount payable pursuant to Section 4(a)(1).

(k) Year of Service.  Continuous employment by the Company during a consecutive 12-month period beginning on the date, or on the anniversary of such date, of an Eligible Employee’s hire as a regular full-time employee of the Company.  No credit will be given for a partial Year of Service.  Any period of Company-approved leave of absence for military service or family or medical leave of absence will be counted as continuous employment, provided the employee returns to employment after the end of the approved leave according to the terms of Company policy and applicable law.  No other periods of leave will be counted when calculating Years of Service for purposes of the Plan.

3.	Eligibility for Benefits

(a) General Rules.  Subject to the requirements set forth in this Section, the Company will grant benefits under the Plan to Eligible Employees.

(1) Definition of “Eligible Employee.”  An employee of the Company whose employment is involuntarily terminated during the Plan Term as a result of the elimination of the employee’s position, other than by reason of the outsourcing of such position to a third party vendor or contractor, and who is notified by the Company in writing that he or she is eligible to participate in the Plan.  Such “Notice of Participation” may be combined with a written notification of termination of the employee’s employment.  The Company, in its sole discretion, shall make the determination of whether an employee is an Eligible Employee and such determination shall be binding and conclusive on all persons.

(2) To be eligible to receive benefits under the Plan, an Eligible Employee must remain actively employed and continue to provide services to the Company until his or her Separation Date.

(3) To be eligible to receive benefits under the Plan, an Eligible Employee must, within 45 days of his or her termination of employment, execute a general waiver and release in a form satisfactory to the Company and such release must become effective thereafter in accordance with its terms without subsequent revocation thereof.  The Company, in its discretion, may modify the form of the required release to comply with applicable law and any changes in circumstances applicable to the employment or termination of those employees eligible for benefits under the Plan, and shall determine the form of the required release, which shall be incorporated into a termination agreement or other agreement between the Company and the Eligible Employee.

(b) Exceptions to Benefit Entitlement.  An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Company in its sole discretion:

(1) The employee has received a notice of his or her eligibility to participate in the Weingarten Realty Investors Severance and Stay-Pay Bonus Plan, or is otherwise eligible to receive or has received benefits under such plan, in which case such employee’s severance benefit, if any, shall be governed exclusively by the terms of the Weingarten Realty Investors Severance and Stay-Pay Bonus Plan.

(2) The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her Separation Date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 4(c) does not entirely eliminate benefits under this Plan.

(3) The employee voluntarily terminates employment with the Company.  Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(4) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company.

(5) The employee is offered immediate reemployment by a successor to the Company or by a purchaser of its assets, as the case may be, following a change in ownership of the Company or a sale of substantially all of the assets of a division or business unit of the Company.  For purposes of the foregoing, “immediate reemployment” means that the employee’s employment with the successor to the Company or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the employee does not incur a lapse in pay as a result of the change in ownership of the Company or the sale of its assets.

(6) The Company terminates the employee’s employment with the Company for cause or for failure to meet or exceed performance expectations at any time before the Separation Date.

(7) The employee fails to execute the release described in Section 3(a)(3) within 45 days of his or her termination of employment or he or she revokes such release during the seven-day period following such execution, which in either case the employee shall cease to be an Eligible Employee and shall have no right to any Severance or Company payment of COBRA continuation premiums under this Plan.

4.	Amount of Benefits

(a) Severance and Paid COBRA Continuation.  If the Eligible Employee remains actively employed until the Separation Date (or as the Company may otherwise provide, in its sole discretion, in the Eligible Employee’s Notice of Participation), then subject to the terms and conditions of this Plan, such other requirements as may be set forth in the Eligible Employee’s Notice of Participation (which the Company shall determine in its sole discretion), and the Eligible Employee’s execution of the release described in Section 3(a)(3) without subsequent revocation of such release, he or she will be entitled to the following benefits.

(1) A Severance amount equal to two weeks of the Eligible Employee’s base salary (as in effect as of the date of the Notice of Participation) for each of Year of Service of the Eligible Employee, with a minimum Severance of four weeks of base salary and a maximum Severance of 52 weeks of base salary.

(2) If the Eligible Employee is enrolled in a health, dental, or vision plan sponsored by the Company at the time the Company provides the Eligible Employee Notice of Participation and elects to continue coverage under such plan or plans as provided by COBRA, the Company will pay the applicable premiums for the first two months of such continuation coverage following the Eligible Employee’s termination of employment with the Company.  Notwithstanding the foregoing, the Company may cease paying the premiums for COBRA continuation coverage at any time the Eligible Employee is deemed eligible for group medical and dental coverage from another employer.  After the first two months of COBRA continuation coverage, the Eligible Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation coverage period.  For purposes of this Section, any applicable premiums that may be paid by the Company shall not include any amounts payable by an Eligible Employee under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment, if any, of applicable insurance premiums pursuant to this Section 4(a)(2) shall be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payment required under COBRA.  Therefore, the period during which an Eligible Employee may elect to continue the Company’s health, dental, or vision plan coverage at his or her own expense under COBRA, the length of time during which COBRA continuation coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation to pay insurance premiums that the Company shall pay pursuant to this Section) will be applied in the same manner that such rules would apply in the absence of this Plan.

(b) Additional Benefits.  Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits in addition to those provided pursuant to Paragraph (a) to Eligible Employees chosen by the Company, in its sole discretion, and the provision of any such benefits to an Eligible Employee shall in no way obligate the Company to provide such benefits to any other Eligible Employee, even if similarly situated.  Such additional benefits, to the extent they are or would be “nonqualified deferred compensation” within the meaning of Code Section 409A, shall be provided for in writing in a manner that complies with Code Section 409A and the regulations and other Treasury guidance promulgated thereunder.

(c) Certain Reductions.  The Company, in its sole discretion, shall have the authority to reduce an Eligible Employee’s Severance, in whole or in part, by:

(1) any payments that become payable to the Eligible Employee by the Company in connection with a corporate transaction or event that would constitute a “change in control” of the Company pursuant to the terms of any agreement between the Eligible Employee and the Company; and

(2) any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”); (ii) a written employment or severance agreement with the Company; or (iii) any Company policy or practice providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment.

The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan.  The Company’s decision to apply such reductions to the Severance of one Eligible Employee and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the Severance of any other Eligible Employee, even if similarly situated.  The Company, in its sole discretion, may apply such reductions on a retroactive basis, with such Severance previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

5.	Payment of Benefits

(a) Subject to Sections 5(b) and 6, and provided that the Eligible Employee executes the release described in Section 3(a)(3) within 45 days of his or her termination of employment and does not revoke the release during the seven-day period following such execution, such Eligible Employee’s Severance shall be paid in a lump sum on the first regularly scheduled payroll date after the later of (i) the end of the seven-day period following the date of the Eligible Employee’s execution of such release, or (ii) the 15th day after the date of his or her termination of employment with the Company; provided that such payment shall in any event be made no later than March 15th of the calendar year immediately following the calendar year of the Eligible Employee’s last date of service to the Company.

(b) All payments under the Plan will be subject to applicable withholding for federal, state and local taxes.  If an Eligible Employee is indebted to the Company on his or her last date of employment, the Company reserves the right to offset the Eligible Employee’s Severance by the amount of such indebtedness.  In no event shall payment of any Severance under the Plan be made before the date of the Eligible Employee’s termination of employment or before the effective date of the release described in Section 3(a)(2).

6.	Reemployment

If an Eligible Employee is reemployed by the Company or accepts another position with the Company within 15 days of the date of his or her termination of employment with the Company, such Eligible Employee shall forfeit his or her right to any Severance or Company payment of COBRA continuation premiums under this Plan.

7.	Cancellation of Reduction in Force

Notwithstanding anything herein to the contrary, the Company may at any time determine, in its discretion and for any reason, not to eliminate an Eligible Employee’s position, in which case the Eligible Employee shall forfeit his or her right to any Severance or Company payment of COBRA continuation premiums under this Plan.  The Company shall notify the Eligible Employee in writing of its decision not to eliminate his or her position.  The Company’s determination not to eliminate the position of any Eligible Employee shall in no way obligate the Company to make such determination with respect to the position of any other Eligible Employee, even if similarly situated.

8.	Right to Interpret Plan; Amendment and Termination

(a) Exclusive Discretion.  The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination.  The Company reserves the right to amend or terminate this Plan at any time; provided, however, that no such amendment or termination shall affect the right to any unpaid benefit of any Eligible Employee whose employment has been terminated by the Company, or whose benefits are otherwise considered earned under the terms of such Eligible Employee’s Notice of Participation, prior to amendment or termination of the Plan, nor shall any amendment result in a change to the time or form of payment of benefits to any such Eligible Employee.  Any action amending or terminating the Plan shall be in writing and executed by a majority of the board of directors of the Company.

9.	No Implied Employment Contract

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

10.	Governing Law

This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not thereby preempted, the laws of the State of Texas without regard to principles of conflict of laws.

11.	Claims, Inquiries and Appeals

(a) Applications for Benefits and Inquiries.  Any claim for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by a claimant (or his or her authorized representative).  The Plan Administrator is:

Michael Townsell
Weingarten Realty Investors
2600 Citadel Plaza Dr. #300
Houston, TX  77008-1315

(b) Denial of Claims.  In the event that any claim for benefits is denied in whole or in part, the Plan Administrator must provide the claimant with written or electronic notice of the denial of the claim, and of the claimant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the claimant and will include the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d).

This notice of denial will be given to the claimant within 90 days after the Plan Administrator receives the claim, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the claim.  If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the claim.

(c) Request for a Review.  Any person (or that person’s authorized representative) for whom a claim for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the claim is denied.  A request for a review shall be in writing and shall be addressed to:

Michael Townsell
Weingarten Realty Investors
2600 Citadel Plaza Dr. #300
Houston, TX  77008-1315

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant feels are pertinent.  The claimant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the claimant to submit) written comments, documents, records, and other information relating to his or her claim.  The claimant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the claimant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review.  The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the claimant within the initial 60-day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the claimant.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the claim for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the claimant, the following:

(1) the specific reason or reasons for the denial;

(2) references to the specific Plan provisions upon which the denial is based;

(3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the claimant’s own expense.

(f) Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written claim for benefits in accordance with the procedures described by Section 11(a), (ii) has been notified by the Plan Administrator that the claim is denied, (iii) has filed a written request for a review of the claim in accordance with the appeal procedure described in Section 11(c), and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Employee’s claim or appeal within the relevant time limits specified in this Section 11, the Eligible Employee may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

12.	Basis of Payments To and From Plan

The Company shall pay all benefits under the Plan.  The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

13.	Other Plan Information

(a) Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 74-1464203.  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 511.

(b) Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is:

Michael Townsell
Weingarten Realty Investors
2600 Citadel Plaza Dr. #300
Houston, TX  77008-1315

(d) Plan Sponsor and Administrator.  The “Plan Sponsor” of the Plan is:

Weingarten Realty Investors
2600 Citadel Plaza Dr. #300
Houston, TX  77008-1315

and the “Plan Administrator” of the Plan is:

Michael Townsell
Weingarten Realty Investors
2600 Citadel Plaza Dr. #300
Houston, TX  77008-1315

The Plan Sponsor’s and Plan Administrator’s telephone number is (713) 866-6000.  The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

14.	Statement of ERISA Rights

Eligible Employees in this Plan (which is a welfare benefit plan sponsored by Weingarten Realty Investors) are entitled to certain rights and protections under ERISA.  If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

Receive Information about Your Plan and Benefits

(a)
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(b)
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description.  The Administrator may make a reasonable charge for the copies; and

(c)	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

15.	Execution

To record the adoption of the Plan as set forth herein, effective as of November 6, 2007, Weingarten Realty Investors has caused its duly authorized officer to execute the same this ____ day of November 2007.

WEINGARTEN REALTY INVESTORS
By: /s/ Michael Townsell
Michael Townsell
Vice President, Human Resources